Exhibit 4.1
AMENDMENT AGREEMENT
     AMENDMENT AGREEMENT (this “Agreement”) dated as of November 12, 2007 between Tutogen Medical, Inc., a Florida corporation, and Computershare Trust Company, N.A., a federally chartered trust company, as successor rights agent to Computershare Investor Services, LLC (the “Rights Agent”).
     WHEREAS, the Company and Rights Agent have previously entered into a Rights Agreement, dated as of July 16, 2002 (“Rights Agreement”); and
     WHEREAS, the parties desire to amend the Rights Agreement, pursuant to Section 27 thereof, as set forth herein;
     NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Amendment. That the following be added at the end of Section 1.(a) of the Rights Agreement:
“Notwithstanding anything herein to the contrary, neither Regeneration Technologies, Inc., a Delaware company (“RT”), nor Rockets FL Corp., a Florida company (“RFC”) shall be deemed to be an Acquiring Person by virtue of entering into, or consummation of the transactions contemplated by, the Agreement and Plan of Merger by and among the Company, RFC, and RT, dated as of November 12, 2007 (the “RT Merger Agreement”), including but not limited to, where applicable, the acquisition of Common Shares by such persons or entities pursuant to the RT Merger Agreement.”
     Section 2. Amendment. That the following be added at the end of Section 2 of the Rights Agreement:
“, upon ten (10) days notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.”
     Section 3. Amendment. That the following be added after the first sentence of Section 21 of the Rights Agreement:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”
     Section 4. Amendment. That the following be added after the term “surplus” in Section 21 of the Rights Agreement:
“, along with its Affiliates,”

     Section 5. Amendment. That the following be added as a new section 34 of the Rights Agreement:
“Section 34. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
     Section 6. Ratification. The parties hereby ratify and confirm in all respects the Rights Agreement, as amended by this Agreement.
     Section 7. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
     Section 8. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 9. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed and attested, all as of the day and year first above written.

TUTOGEN MEDICAL, INC.
By:	/s/ Guy L. Mayer
	Name:	Guy L. Mayer
	Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Managing Director

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